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                                                                    EXHIBIT 23.3



                              Accountants' Consent
                              --------------------



  The Board of Directors
  TransMontaigne Oil Company:


  We consent to the use of our report relating to the historical summaries of revenue and direct operating expenses of a natural gas gathering, processing, treating and fractionation system (the Grasslands Facilities) of Koch Industries, Inc. acquired by TransMontaigne Oil Company for the nine months ended September 30, 1996 and the years ended December 31, 1995 and 1994 included herein and the reference to our firm under the heading "Experts" in the prospectus.



                                KPMG Peat Marwick LLP


  Denver, Colorado
  January 13, 1997